Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit I to the Separate Series of the Amended and Restated Managed Portfolio Series Custody Agreement

Name of Series
Lawson Kroeker Balanced Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at October, 2015

Annual Fee Based Upon Market Value Per Fund*
[ ] basis point on average daily market value
Minimum annual fee per fund - $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] /book entry DTC transaction/Federal Reserve transaction/principal paydown
$[ ] /U.S. Bank repo agreement transaction
$[ ] /short sale
$[ ] /option/future contract written, exercised or expired
$[ ] /mutual fund trade/Fed wire/margin variation Fed wire
$[ ] /physical transaction
$[ ] /segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [ ].

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature not needed on the domestic and global fees on this Exhibit I as they are not changing at November 16, 2016.

Lawson Kroeker

Exhibit I (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement
Additional Global Sub-Custodial Services Annual Fee Schedule at October, 2015

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE

[redacted]

A monthly base fee per account (fund) will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
1–25 foreign securities: $[ ]; 26–50 foreign securities: $[ ]; Over 50 foreign securities: $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Exhibit I (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement
Additional Global Sub-Custodial Services Annual Fee Schedule (continued) at October, 2015
Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

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Lawson Kroeker